Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of:

•               our Independent Auditors’ Report of Registered Public Accounting Firm dated February 15, 2017 addressed to the board of directors and shareholders of Kinross Gold Corporation (the “Company”), on the consolidated financial statements of the Company comprising the consolidated balance sheets of the Company as at December 31, 2016 and December 31, 2015, the consolidated statements of operations, comprehensive loss, cash flows and equity for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, and

•                  our Report of Independent Registered Public Accounting Firm dated February 15, 2017 on the Company’s internal control over financial reporting as of December 31, 2016 in this Registration Statement on Form S-8.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

March 31, 2017

Toronto, Canada